WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending April 30, 2009

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of April 30, 2009 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of April 30, 2009 was $116.14, an increase of +2.38% from the March 31, 2009 value of $113.43. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was a decrease of -3.68% as of April 30, 2009.

STATEMENT OF INCOME (LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$942,338.09
Change in Unrealized Gain/(Loss)	$2,125,869.90
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($34,790.26)

Total Trading Income	$3,033,417.73

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$6,572.34
Management Fees	$43,265.62
Advisory Fees	$195,340.03
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$313,802.63

Total Expenses	$558,980.62

Interest Income	$787.76

Net Income (Loss) from the Period	($2,475,224.87)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT

		Units	Value
Beginning of Month	$103,837,491.45	9,467.5777	$1,073,925.45
Addition	$1,442,000.00
Withdrawal	($2,426,240.75)
Net Income/(Loss)	$2,475,224.87		$25,599.66

Month End	$105,328,475.57	9,467.5777	$1,099,524.11

Month End NAV Per Unit	$116.14

Monthly Rate of Return	2.38%
Year to Date Rate of Return	-3.68%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914) 307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending April 30, 2009

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of April 30, 2009 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of April 30, 2009 was $119.65, an increase of +2.55% from the March 31, 2009 value of $116.67. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was a decrease of -3.04% as of April 30, 2009.

STATEMENT OF INCOME (LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$125,838.63
Change in Unrealized Gain/(Loss)	$283,885.95
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($4,645.85)

Total Trading Income	$405,078.73)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$877.66
Management Fees	$5,777.64
Advisory Fees	$26,085.46
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$18,794.26

Total Expenses	$51,535.02

Interest Income	$105.20

Net Income (Loss) from the Period	$353,648.91

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT

		Units	Value
Beginning of Month	$13,866,326.09	1,437.4166	$167,705.73
Addition	$130,000.00
Withdrawal	($594,009.06)
Net Income/(Loss)	$353,648.91		$4,277.19

Month End	$13,755,965.94	1,437.4166	$171,982.92

Month End NAV Per Unit	$119.65

Monthly Rate of Return	2.55%
Year to Date Rate of Return	-3.04%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914) 307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2